Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000, RESTATED FOR DISCONTINUED OPERATIONS

     You should read this Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, in conjunction with our audited consolidated financial statements and notes prepared in accordance with United States generally accepted accounting principles for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, and our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the United States Securities and Exchange Commission, or SEC, on August 8, 2001 and November 6, 2001, respectively. This MD&A adds additional analysis of our operations and financial condition with respect to the year ended December 31, 2000. WE HAVE NOT UPDATED THE MD&A FOR EVENTS SUBSEQUENT TO THE INITIAL FILING DATE OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, FILED WITH THE SEC ON MARCH 13, 2001, except as otherwise noted. This MD&A also contains forward-looking statements and should be read in conjunction with the factors set forth below under “Forward-looking statements”. All dollar amounts in this MD&A are in millions of United States dollars unless otherwise stated.

     Where we say the “Company,” we mean Nortel Networks Limited without its subsidiaries. Where we say “we,” “us,” “our”, or “Nortel Networks,” we mean the Company and its subsidiaries.

Developments in 2001

     This section has been updated to include developments affecting Nortel Networks subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 13, 2001 to the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 6, 2001.

Global telecom industry and general economic conditions.

     The global telecom industry is undergoing a significant adjustment, particularly in the United States. Following a period of rapid infrastructure build-out and strong economic conditions in 1999 and 2000, we have seen continued tightened capital markets and a continued slowdown in the telecom industry through the first three quarters of 2001. This has resulted in lower capital spending by industry participants and less demand for our products and services as service providers focused on driving return on invested capital. We expect that the severe lack of available funding from capital markets, high debt levels of many service providers, excess and shared bandwidth capacity, reduced service provider competition due to the reduced presence of competitive local exchange carriers, and the compounding impact of economic concerns will continue to constrain capital spending by service providers. While there can be no certainty as to the duration or severity of this industry adjustment, meaningful growth in spending is not expected to occur before the fourth quarter of 2002 after economic concerns subside and the anticipated rationalization of the telecom industry is well underway. Also, we cannot predict the potential impact on economies and businesses around the world of the events occurring in the wake of September 11, 2001. As a result, it is not currently possible to provide specific guidance for the Company’s financial performance for the fourth quarter of 2001 or the full year 2002 and we do not expect that results of operations for any quarter will necessarily be consistent with our quarterly historical profile or indicative of results to be expected for future quarters.

     The significant adjustment in the telecom industry, which was initially felt and continues to be most severe in the United States, has also impacted Europe and the Caribbean and Latin America region. Overall revenues declined substantially in the United States, significantly in Europe, and substantially in Canada and the Caribbean and Latin America region for the first nine months ended September 30, 2001, compared to the same period in 2000. This has been partially offset by considerable growth in the Asia Pacific region during the same period. The declines in Europe and the Caribbean and Latin America region during the first nine months of 2001 reflect sequential declines in the second and third quarters of 2001. Overall, we experienced sequential declines in the third quarter of 2001 compared to the second quarter of 2001 across all major regions in which we conduct business. We cannot predict whether or to what extent this significant adjustment will also impact the Asia Pacific region, particularly the People’s Republic of China. A comparable impact on the telecom industry in this region could result in further reductions in our overall revenues.

     We expect to continue to focus on potentially higher-growth areas, including wireless internet and optical inter-city customer solutions and the metro and core Internet Protocol networks portions of our local internet customer solutions, and to continue to reduce our investment in lower margin, lower growth, and/or non-strategic businesses, which may include disposing of or otherwise exiting certain businesses. Commensurate with our announcement on October 2, 2001 to align our resources around three core businesses (Metro Networks, Wireless Networks, and Optical Long Haul Networks), Nortel Networks will change its financial reporting to reflect the new organization beginning in the fourth quarter of 2001.

     Gross margins have declined substantially, to 15.6 percent, for the nine months ended September 30, 2001, primarily due to approximately $1,478 of increased inventory provisions, related to the entire supply chain, and contract and customer settlements, recorded during the second and third quarters of 2001, fixed infrastructure costs that were not reflective of the lower sales volumes during the first three quarters of 2001, and shifts in the geographical mix of sales from the United States to Europe and the Asia Pacific region, where we generally earn lower gross margins.

     In addition, increased provisions of approximately $1,067, recorded during the nine months ended September 30, 2001 related to various customer receivables and financings, resulted in a significant increase in selling, general and administrative expense during that period compared to the same period in 2000. However, selling, general and administrative expense actually declined sequentially, excluding the impact of these increased provisions, and is now expected to continue to decline as the full impact of initiatives undertaken by us to streamline our business and reduce our cost structure are realized.

     Finally, as a result of the initiatives undertaken to focus our research and development spending on key potential growth areas, research and development expense in absolute dollars will decline in full year 2001, compared to full year 2000.

Discontinued operations

     On June 15, 2001, as a result of initiatives to streamline our businesses, we announced plans to discontinue our access solutions operations, consisting of all of our narrowband and broadband solutions, including copper, cable, and fixed wireless solutions, as well as our then current consolidated membership interest in Arris Interactive LLC and equity investment in Elastic Networks Inc. Also affected by the decision were our prior acquisitions of Promatory Communications, Inc., Aptis Communications, Inc., and Broadband Networks Inc. The access solutions operations were previously included as a separate operating segment within other, in addition to the global professional services operating segment and customer premises-based solutions operating segment. We are currently working to dispose of or transition the ownership of certain operations and expect to complete this plan by June 2002. Any operations not disposed of or so transitioned are expected to be closed.

     In conjunction with this decision, we have restated certain historical financial statements and we refer you to the Company’s audited consolidated financial statements and notes thereto for the three years ended December 31, 2000 and unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2001, restated for discontinued operations, and included in our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

     We recorded a net loss of $2,538 from discontinued operations, comprised of a $354 net loss from operations and a $2,184 net loss on disposal. The estimated loss on disposal of the access solutions operations reflected the costs directly associated with discontinuing operations and the net loss of the access solutions operations during the phase-out period. Major components of the loss included future contractual obligations and estimated liabilities of $1,059 (pre-tax); provisions for both short-term and long-term receivables of $600 (pre-tax); the write-off of goodwill associated with the acquisition of Promatory Communications, Inc. of $417 (pre-tax); and a provision for inventories of $381 (pre-tax). We have not revised our estimate of the net loss on disposal, recorded in the three months ended June 30, 2001, during the three months ended September 30, 2001.

     At September 30, 2001, the remaining accruals totalled $1,125 and were primarily related to future contractual obligations and estimated liabilities related to the planned period of disposition. The remaining accruals are expected to be drawn down by cash payments, the impact of which is expected to be partially offset by cash inflows generated from the sale of certain assets over the planned period of disposition.

     On August 24, 2001, we completed a transaction with Zhone Technologies, Inc. to sell our Access Node ABM and CDS product shelves and the Universal Edge 9000 digital loop carrier shelf and remote access shelf products.

     On August 3, 2001, we completed the previously announced transfer of our ownership interest in Arris Interactive LLC to Arris Group, Inc., ANTEC Corporation’s new parent company, and as a result, at September 30, 2001, we owned a 49.2 percent non-controlling interest in Arris Group, compared to the previous 81.25 percent controlling interest in Arris Interactive.

     On July 25, 2001, we completed a transaction with GE Industrial Systems Technology Management Inc., a division of the General Electric Company, to sell our Lentronics JungleMUX SONET multiplexer and TN-1U SDH multiplexer products.

Divestitures/outsourcing

     As part of the continuing transformation of our supply chain from a vertically integrated manufacturing model to a virtually integrated model, and in conjunction with our current work plan to streamline the business around core markets in order to align our cost structure to current market conditions and strengthen our financial position, Nortel Networks Corporation announced the following transactions:

•	On October 3, 2001, Nortel Networks Corporation announced that Nortel Networks has entered into an agreement with C-MAC Industries Inc. to divest the majority of Nortel Networks manufacturing activities related to the systems integration, configuration, and testing of Nortel Networks DMS circuit-switching products, currently performed in Nortel Networks system house in Research Triangle Park, North Carolina. We also propose to divest to C-MAC similar manufacturing activities performed in our system house in Monkstown, Northern Ireland. C-MAC will also supply back to Nortel Networks systems integration, configuration, and testing services for DMS products, and will assume most of the management functions related to the associated supply chain. The transactions include the sale of associated equipment and inventory. These proposed transactions are both expected to close in the fourth quarter of 2001.

•	On October 2, 2001, Nortel Networks Corporation announced an agreement with Amdocs Limited whereby Nortel Networks will sell substantially all assets used in Nortel Networks Clarify portfolio, including patents, intellectual property, and trademarks, for approximately $200 in cash. Under the terms of the agreement, Amdocs will assume existing customer contracts, as well as certain leased office space. The transaction is expected to close in the fourth quarter of 2001.

•	On September 20, 2001, Nortel Networks Corporation announced an agreement with SCI Systems, Inc. to outsource Nortel Networks remaining printed circuit board assembly activities performed in Nortel Networks system houses in St. Laurent, Quebec and Monkstown, Northern Ireland, including the sale of associated equipment and inventory. In addition, Nortel Networks will extend the master supply agreement with SCI, which covers existing printed circuit board assembly manufacturing services performed for Nortel Networks. The North American portion of the transaction closed on September 28, 2001, and the European portion is expected to close in the fourth quarter of 2001.

     During the third quarter of 2001, Nortel Networks also completed additional divestitures of various non-core, non-strategic business activities.

     The divestiture of non-core businesses completed or entered into subsequent to the second quarter of 2001, or planned, is expected to ultimately approach a reduction of approximately 10,000 positions and is expected to be completed during the next several quarters.

Restructuring activities

     In light of the continued significant downturn in both the industry and economic environment, and capital market trends impacting both Nortel Networks current operations and expected future growth rates, we have continually augmented our work plan during 2001 to optimize results and drive efficiencies in our business by further streamlining operations and activities that are not aligned with our core markets and leadership strategies. As part of this work plan to further reduce our cost structure and streamline operations, we have notified for termination and provisioned for approximately 27,600 employees for the nine months ended September 30, 2001. Special charges with respect to the notification of employees, contract settlement and lease costs, the write down of plant and equipment, and the write-off of goodwill in the first nine months of 2001 were $2,497 (pre-tax).

     On October 2, 2001, Nortel Networks Corporation provided an update on our work plan and announced that we now expect our overall workforce to be approximately 45,000 following additional workforce reductions and the divestiture of non-core businesses. As a result, we expect a workforce reduction and related charge in the fourth quarter of 2001. In addition, the divestiture of non-core businesses completed or entered into subsequent to the second quarter, or planned, is expected to ultimately approach a reduction of approximately 10,000 positions and is expected to be completed during the next several quarters. As of October 31, 2001, we have substantially completed the notification of employees impacted by the work plan’s overall workforce reductions announced to date.

Write down of intangible assets

     As part of our review of financial results during the three months ended June 30, 2001, we performed an assessment of the carrying values of intangible assets recorded in connection with our various acquisitions. The assessment was performed, during that period, in light of the significant negative industry and economic trends impacting both our current operations and expected future growth rates, and the adjustment of technology valuations. The conclusion of that assessment was that the decline in market conditions within our industry was significant and other than temporary. As a result, we recorded a $2,133 (pre-tax) write down of intangible assets in the three months ended June 30, 2001, based on the amount by which the carrying amount of these assets exceeded their fair value. The write down was primarily related to the goodwill associated with the acquisitions of Qtera Corporation and Clarify Inc. within the network infrastructure segment.

Legal matters

     Subsequent to Nortel Networks Corporation’s February 15, 2001 announcement in which it provided revised guidance for financial performance for the fiscal year and first quarter 2001, Nortel Networks Corporation and certain of its then current officers and directors have been named as defendants in more than twenty-five purported class action lawsuits. These lawsuits, which have been served through September 24, 2001 in the United States, and in Ontario, Quebec, and British Columbia, Canada, on behalf of shareholders who acquired Nortel Networks Corporation’s securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of United States federal and Canadian provincial securities laws. Securities regulatory authorities in Canada and the United States are also reviewing these matters. In addition, a class action lawsuit was filed in the United States District Court for the Southern District of New York on behalf of shareholders who acquired the securities of JDS Uniphase Corporation between January 18, 2001 and February 15, 2001, alleging violation of the same United States federal securities laws as the other lawsuits. This case arose after the acquisition on February 13, 2001 by the Company of JDS Uniphase Corporation’s Zurich, Switzerland-based subsidiary, a designer and manufacturer of strategic 980 nanometer pump-laser chips, and related assets in Poughkeepsie, New York in exchange for common shares of Nortel Networks Corporation. On October 16, 2001, an order in the Southern District of New York was filed consolidating twenty-five of the related United States class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs. See “Legal proceedings” for additional details.

Liquidity and capital resources

     On October 3, 2001, Moody’s Investors Service lowered the credit ratings on long term, unsecured debt issued or guaranteed by the Company to Baa2 from Baa1 and on preferred shares issued by the Company from Baa3 to Ba1. Moody’s also placed both the long term ratings and the Prime-2 short term ratings on review for possible future downgrade. This downgrade follows previous downgrades on August 2, 2001 and July 3, 2001. On October 3, 2001, Standard & Poor’s lowered the credit ratings on long term unsecured debt issued or guaranteed by the Company from BBB to BBB- and on commercial paper issued or guaranteed by the Company from A-2 to A-3. Standard & Poor’s also assigned a global scale rating of BB and a Canadian scale rating of P-3 on preferred shares issued by the Company. Standard & Poor’s outlook was negative. This downgrade follows the previous downgrade on July 18, 2001. In their respective press releases since July 3,

2001, Moody’s and Standard & Poor’s stated that the lowered ratings over the past several months reflect the considerable decline in purchasing of our products by service providers, uncertainties as to the duration and severity of the industry adjustment, and the challenge of maintaining appropriate capacity and employee morale. Despite the lowered ratings, our ratings remain within investment grade levels. There can be no assurance that our credit ratings will not be lowered further or that such ratings agencies will not issue adverse commentaries, resulting in higher financing costs and reduced access to the capital markets.

     On August 15, 2001, Nortel Networks Corporation completed a private offering of $1,800 of 4.25 percent convertible senior notes, due on September 1, 2008. These notes pay interest on a semi-annual basis on March 1 and September 1, beginning on March 1, 2002. Nortel Networks Corporation lent all of the proceeds from its private debt offering to the Company, which is the guarantor of the notes, for its general corporate purposes and those of its subsidiaries.

     On February 8, 2001, the Company completed an offering of $1,500 of 6.125 percent notes due on February 15, 2006. These notes pay interest on a semi-annual basis on February 15 and August 15, which began on August 15, 2001. These notes are redeemable, at any time at the Company’s option, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium.

     On April 11, 2001, the Company and Nortel Networks Inc. extended and increased the April 12, 2000, 364-day syndicated credit agreements to permit borrowings in an aggregate amount of up to $1,750 from $1,250, with a one-year term out option to convert outstanding amounts under the 364-day syndicated credit agreements into term loans on the termination date of the credit agreements. As a result, total borrowings permitted under Nortel Networks syndicated five-year and 364-day credit agreements are $2,500. The Company and Nortel Networks Inc. had not drawn on these syndicated credit agreements as at September 30, 2001. These agreements have been used to support borrowings under our commercial paper program. Borrowings related to the commercial paper program have been substantially reduced from levels at June 30, 2001, due to limited access to the commercial paper market as a result of our recent debt ratings downgrades. Refer to the discussion below regarding our debt ratings and also see “Forward-looking statements” for factors that may affect our commercial paper program. On June 14, 2001, the Company and Nortel Networks Inc. entered into new 364-day credit agreements with certain banks to permit additional borrowings in an aggregate amount up to $2,000, with a one-year term out option to convert outstanding amounts under the credit agreements into term loans on the termination date of the credit agreements. The Company and Nortel Networks Inc. had not drawn on these credit agreements as at September 30, 2001. The credit agreements contain customary covenants, events of default and conditions to drawdown, including satisfaction of a minimum level of consolidated tangible net worth of the Company. We are in ongoing discussions with our banks on Nortel Networks liquidity needs. As of September 30, 2001, the Company and Nortel Networks Inc. were in compliance with the covenants and conditions under the credit agreements. See “Forward-looking statements” for factors that may affect our ability to comply with such covenants and conditions.

     The total debt to total capitalization ratio of the Company was 30 percent at September 30, 2001, compared to nine percent at December 31, 2000. The increase in the total debt to total capitalization ratio at September 30, 2001, compared to December 31, 2000, was due to the reduction in retained earnings as a result of the net losses for the nine months ended September 30, 2001, and the increase in total debt due to the issuance of $1,500 of 6.125 percent notes on February 8, 2001.

Conversion of preferred shares

     During the three months ended September 30, 2001, Nortel Networks Corporation issued in aggregate approximately 9,035,000 common shares to the registered holders of the 200 Cumulative Redeemable Class A Preferred Shares Series 4 of the Company, each of whom had exercised their right to exchange their Series 4 preferred shares for common shares of Nortel Networks Corporation.

Developments in 2000

BCE plan of arrangement

     On May 1, 2000, the Company participated in a Canadian court-approved plan of arrangement with BCE Inc. and Nortel Networks Corporation (our current parent company). The parties implemented the plan of arrangement to permit the distribution to BCE common shareholders of almost all of the BCE shareholding in the Company, and had the effect of solidifying the independence of Nortel Networks and its management from BCE. As a result of the plan of arrangement:

•	BCE’s shareholding decreased from approximately 36 percent in the Company to approximately 2 percent in Nortel Networks Corporation;

•	BCE’s common shareholders acquired approximately 34 percent of Nortel Networks Corporation’s common shares;

•	the Company changed its name from “Nortel Networks Corporation” to “Nortel Networks Limited”;

•	our parent company assumed the name Nortel Networks Corporation;

•	Nortel Networks Corporation acquired 100 percent of the Company’s common shares and the Company’s common shares ceased to be publicly traded;

•	the Company and its subsidiaries became Nortel Networks Corporation’s direct and indirect subsidiaries, respectively; and

•	our preferred shares and debt securities outstanding immediately prior to the plan of arrangement remained outstanding and continued to be obligations of the Company.

     The following charts illustrate our corporate structure before and after the plan of arrangement:

     Nortel Networks Corporation is the successor to the Company for various purposes under the Securities Exchange Act of 1934 (the “Exchange Act”), and has assumed our former Commission File Number (001-07260). Nortel Networks Corporation began filing reports under the Exchange Act with the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2000. The Company continues to be a reporting company under the Exchange Act and filed a registration statement on Form 10 in order to obtain a new Commission File Number. The Company began filing reports under its new Commission File Number (000-30758) with the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2000. The Company is Nortel Networks Corporation’s principal direct operating subsidiary.

Acquisitions in 2000

     In 2000, we acquired a number of companies with resources and product or service offerings capable of providing us with additional strengths to help fulfill our vision of building the new, high performance Internet. Our major acquisitions are briefly described below. We expect future benefits from our acquisitions through revenue growth as we integrate them into our customer offerings and complete the in-process research and development projects briefly described below. Any inability to successfully integrate these acquisitions into our business and complete these in-process research and development projects in a timely manner could have a material adverse effect on our business, results of operations, and financial condition. This section has been updated to include developments affecting the following acquisitions subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 13, 2001, to the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 6, 2001.

•	Promatory Communications, Inc., acquired on March 23, 2000, was a developer of Digital Subscriber Line platforms for high-speed Internet access. As part of this acquisition, we acquired the Intelligent Multiservice Access System — 5.0 suite of products, an in-process research and development project which delivers business and residential-class Digital Subscriber Line services and accommodates all varieties of Digital Subscriber Lines with direct integration into the optical Internet backbone. The initial 5.0 release was completed and began to contribute to consolidated revenues in the third quarter of 2000. (As described under “Developments in 2001”, Promatory has been included in discontinued operations.)

•	Clarify Inc., acquired on March 16, 2000, was a provider of eBusiness front office solutions. As part of this acquisition, we acquired FrontOffice Release 9.0, an in-process research and development project comprised of a fully scalable Customer Relationship Management software product that allows companies to effectively manage all aspects of the customer relationship throughout the customer lifecycle. The project was completed and began to contribute to consolidated revenues in the second quarter of 2000. A subsequent release was completed and began to contribute to consolidated revenues in the fourth quarter of 2000. As described under “Developments in 2001”, an agreement was announced on October 2, 2001 to sell the Clarify portfolio.

•	Qtera Corporation, acquired on January 28, 2000, was a producer of ultra-long-reach optical networking systems. As part of this acquisition, we acquired Photonic Networking Systems, an in-process research and development project comprised of ultra-long-reach optical networking systems. These systems allow for scalable optical Internet capabilities, which enable high performance, rapid wavelength provisioning and restoration, and low cost survivable bandwidth. The project was completed and began contributing to consolidated revenues in the second quarter of 2001. As at June 30, 2001, the remaining $200 of contingent consideration available to the former shareholders, option holders and warrant holders of Qtera at December 31, 2000 had not been earned, and as a result such remaining contingent consideration will not be paid.

     The Company consummated all acquisitions completed prior to May 1, 2000. Nortel Networks Corporation has consummated all acquisitions since May 1, 2000 involving share consideration, while acquisitions not involving share consideration have continued to be consummated by the Company. The Company or our parent company, Nortel Networks Corporation, intend to continue to acquire businesses in the future that offer the technology and/or resources that would enhance our ability to compete in existing markets or to exploit new market opportunities. However, the level of acquisition activity will depend on the level of volatility in the capital markets. Continued increased volatility in the capital markets in 2001 is expected to result in a slower pace of acquisition activity until such time as markets stabilize and volatility decreases.

     For information on risks associated with acquisitions, see “Forward-looking statements”.

     For additional information on our in-process research and development projects, see “In-process research and development” in note 5 to the audited consolidated financial statements and notes for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

Manufacturing expansion

     In November 1999, February 2000, and July 2000, we announced a series of investments in our optical networking and components business totaling $2,560 to, among other things, expand optical production capacity and capability in North

America, Europe, and Australia. Commencing in 1999, in our service provider and carrier segment, extraordinary increases in customer demand for optical networking systems began to exceed our ability to manufacture or otherwise obtain the necessary components and materials needed to supply these systems within customary delivery periods. This created a backlog of orders for our optical networking systems. By the end of the second quarter of 2000, we substantially reduced the prior backlog for optical networking systems and delivery periods have returned to more traditional levels.

     For additional information on manufacturing expansion initiatives, see “Liquidity and capital resources”.

Streamlining of business processes

     In order to improve our agility and flexibility in meeting customer demands for our products and network solutions, we undertook a transformation of our supply chain from a vertically integrated structure to a virtually integrated model commencing in January 1999. This strategy was designed to simplify and streamline our business and operations processes to better meet the rapidly changing needs and values of our customers worldwide. We accomplished the following key initiatives:

•	restructured our entire Global Operations organization around customers instead of products and brought together all elements of the supply chain under a single executive;

•	developed and enhanced our Internet ordering capability to provide a single point for order entry, order status, and invoice status for all customer orders;

•	completed the divestiture and outsourcing of specific operations in North America and Europe, on June 3, 2000, and in Turkey, on September 1, 2000, to Solectron Corporation, an electronics manufacturing services company offering a full range of integrated supply-chain solutions. This divestiture and outsourcing transaction represented the fulfillment of substantially all of our operations strategy announced in January 1999; and

•	on November 4, 2000, Nortel Networks Corporation outsourced certain global information services functions to Computer Sciences Corporation, an arrangement estimated to be worth $3,000 over seven years. Computer Sciences Corporation will directly support our information services organization and deliver global desktop and help support, computer infrastructure management, legacy application development, and support and data center management to our employees.

     We intend to continue to streamline the business by removing administrative complexities, driving efficiencies and eliminating redundancies, managing technological transitions, and by shifting resources from low growth and mature businesses to high growth core businesses.

Financial highlights

Discontinued operations

     The access solutions operations recorded net losses of $414, $94, and $689 for the years ended December 31, 2000, 1999, and 1998, respectively. Revenues for access solutions operations were $2,325, $1,659, and $773 for the same periods, respectively. The access solutions operations also used net cash of $1,057, $655, and $448 for the same periods, respectively.

The remainder of the discussion focuses on our results from continuing operations.

Continuing operations

     We reported substantial revenue growth in 2000. However, due to costs associated with our acquisitions over the past three years, in the current year we reported a net loss from continuing operations of $871.

Results of operations

     Our customers, markets, and solutions continue to evolve. As a result, the specific customer groups identified within our previous service provider and carrier segment and enterprise segment have merged or become uniform. In response to this change, we changed the way we manage our business to reflect a focus on providing seamless networking solutions and service capabilities to our customers.

Network infrastructure — This operating segment consists of all networking solutions and includes optical inter-city transmission products, metropolitan optical transmission products, core Internet Protocol networking solutions (including packet and circuit switching), eBusiness and service solutions, and applications solutions and services for wireless networks. These networking solutions are used by service provider, carrier, and enterprise customers, including incumbent and competitive local exchange carriers, interexchange carriers, global carriers, wireless network providers, Internet service providers, application service providers, resellers, public utilities, cable television companies, large enterprises and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations.

Photonics components — This operating segment consists of the optical and electronic component design and manufacturing operations for incorporation into Nortel Networks own products and for sale to other networking systems manufacturers and includes active and passive optical components, lasers and filters, transmitters and receivers, modules and subsystems, and microelectronics devices.

Other — Other represents operating segments and business activities which include certain customer premises-based voice and data networking solutions, global professional services, and civil works and original equipment manufacturer offerings. None of these operating segments or business activities meet the criteria to be disclosed as reportable segments.

Revenues

Segment revenues

The following table sets forth information by segment for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

Network infrastructure	$22,429	$14,364	$12,142	$8,065	56.1	$2,222	18.3

Photonics components	2,425	1,045	547	1,380	132.1	498	91.0

Other	4,951	5,024	3,796	(73)	(1.5)	1,228	32.3

Intersegment sales elimination	(1,952)	(805)	(401)	(1,147)	N/A	(404)	N/A

Consolidated	$27,853	$19,628	$16,084	$8,225	41.9	$3,544	22.0

Customer solutions revenues

The following table sets forth external revenues by customer solutions for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

Optical inter-city	$6,912	$3,059	$1,635	$3,853	126.0	$1,424	87.1

Local internet	10,425	7,428	6,862	2,997	40.3	566	8.2

Wireless internet	5,092	3,877	3,645	1,215	31.3	232	6.4

Other (a)	5,424	5,264	3,942	160	3.0	1,322	33.5

Consolidated	$27,853	$19,628	$16,084	$8,225	41.9	$3,544	22.0

(a)	Other included the external customer solutions revenues of $473, $240, and $146 of the photonics components segment for the years ended December 31, 2000, 1999, and 1998, respectively.

Geographic information

The following table sets forth external revenues by geographic region for the three years ended December 31, 2000, 1999, and 1998:

	2000	1999	1998

External revenues (a)

United States	$16,798	$11,632	$9,356

Canada	1,505	1,244	1,246

Other countries	9,550	6,752	5,482

Total	$27,853	$19,628	$16,084

(a)	Revenues are attributable to geographic areas based on the location of the customer.

Comparison of 2000 to 1999

Consolidated

     The substantial revenue growth in 2000 compared to 1999 was primarily due to a substantial increase in network infrastructure segment revenues and a considerable increase in sales of photonics components to external customers. Consolidated revenues increased as a result of increases in sales volume and new product introductions, slightly offset by price reductions. Overall, sales of Optical Internet solutions exceeded $10 billion for 2000.

     We have seen a rapid and increasingly severe downturn in the United States economy in the first quarter of 2001, which has affected growth in demand for our products and services. While we expect this economic downturn to continue well into the fourth quarter of 2001, there can be no certainty as to the degree of the severity or duration of this downturn. We expect that certain network operators will have difficulty accessing the capital markets in 2001 until financial markets recover. On February 15, 2001, we announced that we expect revenue growth in 2001 will be considerably less than we experienced during 2000, due primarily to the considerable decline we expect in the United States. We cannot predict the extent and timing, if any, of the impact of the economic downturn in the United States on economies in Canada, Europe and other countries and geographic regions in which we conduct business. (See also “Developments in 2001”.)

Network infrastructure

     The considerable revenue growth in 2000 compared to 1999 was largely driven by considerable growth in sales of optical inter-city, local internet, and wireless internet customer solutions. The considerable growth in sales of optical inter-city customer solutions was due to increased sales volumes across all geographic regions. The considerable growth in sales of local internet customer solutions related primarily to substantial increases in sales of the metro and core IP networks portions of our local internet customer solutions and significant increases in the circuit switching portion of our local internet customer solutions and was primarily due to substantial growth in the United States, Europe, and the Asia Pacific region. The considerable growth in sales of wireless internet customer solutions was primarily the result of substantial growth in the United States, Europe, the Caribbean and Latin America region, and Canada.

Photonics components

     The substantial revenue growth in 2000 compared to 1999 was the result of a considerable increase in internal sales to the network infrastructure segment and a substantial increase in sales to external customers. The substantial increase in photonics components segment revenues from external customers was primarily due to substantial increases in Europe, the United States, Canada, and the Asia Pacific region.

Other

     Other revenue was essentially flat in 2000, compared to 1999, primarily due to a significant decline in sales of customer premises-based solutions, which more than offset the substantial increases in original equipment manufacturer offerings supporting the growth in our network infrastructure segment, and global professional services. Other revenues were flat primarily due to substantial decreases in the United States and the Asia Pacific region, nearly offset by substantial increases in Europe (including the impact of joint venture consolidations) and the Caribbean and Latin America region.

Comparison of 1999 to 1998

Consolidated

     The considerable revenue growth in 1999 compared to 1998 was due to a significant increase in network infrastructure segment revenues and considerable increases in other revenues and sales of photonics components to external customers.

Network infrastructure

     The significant revenue growth in 1999 compared to 1998 was largely driven by considerable growth in sales of optical inter-city customer solutions, and increases in sales of local internet and wireless internet customer solutions. The considerable growth in sales of optical inter-city customer solutions was primarily due to increased sales volumes in the United States, Europe, Canada, and the Asia Pacific region. The increase in sales of local internet customer solutions related primarily to substantial increases in sales of the metro and core IP networks portions of our local internet customer solutions and was primarily due to substantial growth in Europe, the Caribbean and Latin America region, and the Asia Pacific region and a modest increase in the United States. The increase in sales of wireless internet customer solutions was primarily the result of substantial growth in the Asia Pacific region and significant growth in the United States, partially offset by a substantial decline in the Caribbean and Latin America region.

Photonics components

     The considerable revenue growth in 1999 compared to 1998 was the result of substantial increases in internal sales to the network infrastructure segment and sales to external customers. The substantial increase in photonics components segment revenues from external customers was primarily due to substantial increases in the United States, Europe, and Canada.

Other

     The substantial revenue growth in 1999 compared to 1998 was primarily due to substantial growth in sales of customer premises-based solutions, original equipment manufacturer offerings supporting the growth in our network infrastructure segment, and global professional services. The substantial growth in sales of customer premises-based solutions was largely driven by enterprise data networking revenues, due to the acquisition of Bay Networks, Inc. The substantial growth in other revenues was primarily due to substantial increases in the United States, Europe, and the Asia Pacific region.

Gross profit and gross margin

     The following tables set forth information by segment for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

Gross profit
Network infrastructure	$10,363	$6,627	$5,402	$3,736	56.4	$1,225	22.7

Photonics components	902	389	200	513	131.9	189	94.5

Other	1,562	1,886	1,470	(324)	(17.2)	416	28.3

Intersegment inventory unrealized profit elimination — net	(43)	(55)	(4)	12	N/A	(51)	N/A

Consolidated	$12,784	$8,847	$7,068	$3,937	44.5	$1,779	25.2

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	Change	% Change	Change	% Change

Gross margin
Network infrastructure	46.2%	46.1%	44.5%	0.1%	0.2	1.6%	3.6

Photonics components	37.2%	37.2%	36.6%	0.0%	–	0.6%	1.6

Other	31.5%	37.5%	38.7%	(6.0)%	(16.0)	(1.2)%	(3.1)
Consolidated	45.9%	45.1%	43.9%	0.8%	1.8	1.2%	2.7

Comparison of 2000 to 1999

     Gross profit increased substantially in 2000 compared to 1999, primarily due to considerable growth in revenues, while gross margin was essentially flat. Gross margin was essentially flat due to a slight increase in gross margins in the network infrastructure segment, nearly offset by a significant decline in gross margins in other. The significant decline in gross margins in other was primarily due to a substantial decline in gross margins for customer-premises based solutions. The essentially flat gross margin in 2000 compared to 1999 reflects comparable pricing for certain of our products and a similar product mix. Although competitive pricing pressures continue, particularly with respect to sales of mobility solutions, overall we were able to mitigate such pricing pressures through increased sales of higher-margin products and manufacturing and other cost-reduction programs. However, we expect a slight decline in gross margin in 2001. Gross margin may be affected by the introduction of new products, product mix, continued expansion into new markets, increases in products manufactured by competitors or other suppliers in network solutions which we offer, fixed costs, and increases in material or labour costs. (See also “Developments in 2001”.)

Comparison of 1999 to 1998

     Gross profit increased substantially in 1999 compared to 1998, primarily due to a substantial increase in revenues and a smaller increase in gross margin. Gross margin increased slightly due to a modest increase in gross margins in the network infrastructure segment and a slight increase in gross margins in the photonics components segment, partially offset by a slight decline in gross margins in other.

Selling, general and administrative expense

The following table sets forth selling, general and administrative, or SG&A, expense for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

SG&A expense	$5,371	$3,780	$2,890	$1,591	42.1	$890	30.8

As a percentage of revenues	19.3%	19.3%	18.0%	N/A	N/A	N/A	N/A

Comparison of 2000 to 1999

     The considerable increase in SG&A expense in 2000, compared to 1999, reflected increased customer financing provisions and increased investment in our sales force to support our global growth and strategic acquisitions. Although SG&A expense in absolute dollars is expected to continue to increase in future periods, we expect to focus on reducing SG&A expense as a percentage of revenues, by driving efficiencies, eliminating redundancies, managing technological transitions, and streamlining operations and activities that are not aligned with our core markets and strategies. (See also “Developments in 2001”.)

Comparison of 1999 to 1998

     The substantial increase in SG&A expense in 1999, compared to 1998, reflected a modest increase in costs due to increased customer financing activities. This resulted in higher levels of customer specific provisioning consistent with our accounting practice. Also contributing to the SG&A expense increase were expenditures incurred to support our global marketing programs. The increased SG&A expense, as a percentage of revenues, primarily reflected the traditionally higher SG&A expense as a percentage of revenues associated with Bay Networks.

Research and development expense

The following table sets forth research and development, or R&D, expense for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

R&D expense	$3,626	$2,724	$2,318	$902	33.1	$406	17.5

As a percentage of revenues	13.0%	13.9%	14.4%	N/A	N/A	N/A	N/A

Comparison of 2000 to 1999

     The considerable increase in R&D expense in 2000, compared to 1999, was due to increased investment in research and development, primarily attributable to new equipment, process development, and advanced capabilities and services for a broad array of applications primarily in the network infrastructure segment, including optical inter-city customer solutions, wireless internet customer solutions, and the core Internet Protocol networking portion of local internet customer solutions, and other ongoing programs. The decrease in R&D expense as a percentage of revenues for 2000 compared to 1999 was primarily due to the substantial growth in consolidated revenues for 2000 exceeding the absolute dollar growth in R&D expense. R&D expense in absolute dollars is expected to continue to increase in 2001, however, as a percentage of revenue is expected to decrease in 2001 as our revenue increases. (See also “Developments in 2001”.)

Comparison of 1999 to 1998

     The significant increase in R&D expense in 1999, compared to 1998, was due to increased investment in R&D expense, attributable to new equipment, process development, and advanced capabilities and services for a broad array of applications primarily in the network infrastructure segment, including optical inter-city customer solutions, wireless internet customer solutions, and the core Internet Protocol networking portion of local internet customer solutions, and other ongoing programs.

In-process research and development expense and amortization of intangibles

The following table sets forth in-process research and development, or IPR&D, expense and amortization of intangibles for the three years ended December 31, 2000, 1999, and 1998:

	For the years ended December 31,			2000 vs 1999		1999 vs 1998
	2000	1999	1998	$ Change	% Change	$ Change	% Change

IPR&D expense	$623	$252	$1,224	$371	147.2	$(972)	(79.4)

Amortization of intangibles

Acquired technology	$789	$686	$228	$103	15.0	$458	200.9

Goodwill	$2,492	$1,178	$399	$1,314	111.5	$779	195.2

     In 2000, IPR&D expense reflected increased acquisition activity during the year primarily related to the acquisition of Qtera. In 1999, IPR&D expense related primarily to the acquisitions of Shasta Networks, Inc. and Periphonics Corporation. In 1998, IPR&D expense related primarily to the acquisition of Bay Networks, Inc.

     The amortization of acquired technology for 2000, 1999, and 1998 primarily reflected the charge related to the acquisition of Bay Networks. As at December 31, 2000, 1999, and 1998, the capitalized amount of acquired technology — net was $623, $1,202, and $1,822, respectively.

     The amortization of goodwill for 2000 primarily reflected the charges related to the acquisitions of Bay Networks, Qtera, and Clarify. The amortization of goodwill for 1999 and 1998 primarily reflected the charges related to the acquisition of Bay Networks. As at December 31, 2000, 1999 and 1998, the capitalized amount of goodwill — net was $6,724, $4,999, and $5,679, respectively.

     The above impacts to our results of operations are primarily a result of the increased number of acquisitions completed from 1998 to 2000 compared to previous years. Though we anticipate a slower pace of acquisition activity in 2001 compared to 2000, the amortization of intangibles for acquisitions completed from 1998 to 2000 will continue to impact results of operations as they are amortized over a period of two to five years from the date of acquisition. (See also “Developments in 2001”.)

     On a pro forma basis, if the acquisitions we completed in 2000 had occurred on January 1, 2000, the amortization of goodwill and acquired technology would have increased by approximately $211, for the year ended December 31, 2000.

Special charges

2000

     In the year ended December 31, 2000, we recorded special charges aggregating to $267 relating to restructuring and other charges.

     Special charges were primarily related to workforce reduction costs associated with restructuring activities involving approximately 2,000 employees in connection with the implementation of our initiative to strategically realign resources into high growth areas of the business in response to shifts in customers’ needs and transitions from older to newer technologies across our product portfolio and to drive efficiencies and reduce redundancies in our business; the outsourcing of approximately 2,000 employees related to certain Information Services functions as part of the outsourcing of non-core corporate services which began in the third quarter of 1999; as well as a reduction of the goodwill related to Matra Nortel Communications S.A.S. as a result of a change in its business mandate from its original product focus.

     The remaining cash outlays of $48 related to the above restructuring activities will occur during the first and second quarters of 2001 and will be funded from operating cash flows. Workforce reduction cost benefits as a result of the restructuring activities related to the strategic realignment of resources are expected to be partially offset by costs associated with workforce increases in the higher growth areas of the business. Workforce reduction cost benefits as a result of the outsourcing of certain Information Services functions will result in a reduction of employee expense beginning in the first quarter of 2001. The reduction in employee expense will be partially offset by the costs associated with fees paid to contracted parties.

     On February 15, 2001, as part of our initiatives to optimize profitability and drive efficiencies in the business, the Company announced an estimated reduction for 2001 of approximately 10,000 employees, and we will be recording a charge in 2001. The number of affected employees is expected to be minimized as a result of normal attrition, including retirement. Depending on the current economic and market uncertainty and the requirements of our streamlining initiatives, additional charges may be incurred. (See also “Developments in 2001”.)

1999

     In the year ended December 31, 1999, we recorded special charges aggregating to $125 relating to restructuring costs.

     Special charges were primarily related to workforce reduction costs associated with restructuring activities involving our exit of the Satellite and Time Division Multiple Access small switch operations within the former service provider and carrier segment, and the Consumer Products and Open Speech operations within the former enterprise segment, and the streamlining of the former service provider and carrier segment manufacturing operations related to our operations strategy announced in January 1999. Also reflected in the 1999 restructuring costs were charges associated with our initiative to realign resources into growth areas in response to industry shifts as well as to create efficiencies within existing organizations. This initiative impacted various organizations within the former service provider and carrier segment and the former enterprise segment largely within North America including the Mobility, Marketing and Communications, Global Service and Portfolio Networks organizations. We also restructured, for purposes of outsourcing, our corporate processes including a portion of our payroll, accounts payable, training, and resourcing functions.

     The remaining cash outlays of $28 related to the above restructuring activities will occur during the first quarter of 2001 and will be funded from operating cash flows. Workforce reduction cost benefits related to our exit of the Satellite and Time Division Multiple Access small switch operations, and the Consumer Products and Open Speech operations resulted in a reduction in employee expense. Workforce reduction benefits due to resource realignment initiatives were offset by additional workforce costs as the workforce was refocused onto higher growth areas of the business. Workforce reduction cost benefits associated with the restructuring of corporate processes resulted in reduced employee expense, which was partially offset by the costs associated with fees paid to contracted parties. In conjunction with the restructuring activities outlined above, we recorded various provisions to write-down redundant buildings and equipment, and accrued various amounts related to contract and lease settlement costs. The annual depreciation and costs associated with the buildings and equipment, and lease obligations will not have a significant impact on future results. The net decrease in costs as a result of the restructuring activities outlined above impacted cost of revenues, and selling, general and administrative expense.

1998

     In the year ended December 31, 1998, we recorded special charges aggregating to $255 relating to restructuring costs and other charges. All cash outlays relating to the 1998 special charges had been paid as at December 31, 2000.

     The restructuring activities noted above have not had and are not expected to have a significant impact on our business, results of operations, and financial condition.

     For additional information related to these restructuring activities see “Special charges and one-time costs” in note 7 to the audited consolidated financial statements and notes for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

Gain on sale of businesses

     As part of our operations strategy, we also reported a net gain on sale of businesses of $174 in 2000 related primarily to the divestiture of certain manufacturing operations and tangible and intangible assets, $131 in 1999 related primarily to the divestiture of our manufacturing and repair operations and assets, including the sale of common shares in Brock Telecom Limited, and $258 in 1998 related primarily to the sale of our Advanced Power Systems business.

Other income — net

     In 2000, other income — net increased to $835 compared to $236 in 1999. This $599 increase related to a $513 pre-tax ($344 after-tax) gain from the sale of a portion of our share ownership in Entrust, Inc. (formerly Entrust Technologies, Inc.) in the first quarter of 2000. The increase also related to a $169 pre-tax ($116 after-tax) gain due to a reduction in our investment in Entrust from 33.5 percent to 27.0 percent primarily as a result of Entrust’s issuance of common shares in connection with its acquisition of enCommerce, Inc. in the third quarter of 2000.

Income tax provision

     Our effective tax rates for the years ended December 31, 2000, 1999, and 1998 were 32.0 percent, 34.3 percent, and 33.3 percent, respectively, excluding the impact of after-tax charges of Acquisition Related Costs (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998), stock option compensation and, where applicable, certain of the one-time gains and one-time charges. The lower effective tax rate for 2000 compared to 1999, and the higher effective tax rate for 1999 compared to 1998, primarily reflected changes in geographic earnings mix. The income tax provision for 2000 increased by $624 compared to 1999, primarily as a result of the increase in earnings before tax, excluding certain Acquisition Related Costs.

     Our earnings are subject to different effective tax rates in each of the countries in which we operate. A change in our overall tax rate can result when there is a change in the geographic earnings mix.

Liquidity and capital resources

     Cash and cash equivalents (“cash”) were $1,567 at December 31, 2000, a decrease of $586 (including net cash used by access solutions operations of $1,057) from December 31, 1999, primarily as a result of increases in inventory and accounts receivable and cash flows used to fund capital expenditures.

     Cash flows from operating activities were $1,070 for the year ended December 31, 2000. Cash flows from operating activities resulted from net earnings of $3,746, adjusted for non-cash items, substantially offset by the use of cash related to operating assets and liabilities. The use of cash in operating assets and liabilities was primarily the result of increases in inventories, accounts receivable, and other operating assets and liabilities, partially offset by increases in accounts payable and accrued liabilities, during the period. The increases in inventories and accounts receivable were primarily due to planned growth in the business. The increase in other operating assets and liabilities was primarily due to a miscellaneous receivable amount related to outsourcing activities.

     Cash flows used in investing activities were $846 for the year ended December 31, 2000. The use of cash was primarily due to expenditures for plant and equipment, and a net increase in long-term receivables during the period, partially offset by proceeds from sales of businesses and investments. Expenditures for plant and equipment were $1,838 for the year ended December 31, 2000 and largely reflected capital investments to increase the production capacity for optical networking systems and components. We have increased our internal manufacturing capacity in order to meet the increased demand for optical networking systems. On February 14, 2000, we announced that we would invest $260 in optical networking and components, in addition to the $400 investment announced in November 1999, to, among other things, build new facilities in Canada, expand existing facilities in Europe, and increase our supply chain and customer service capabilities in the United States. The $660 investment related to the above announcements has been completed and no additional cash outlays are expected in 2001. In addition, on July 24, 2000, we announced a $1,900 investment to, among other things, expand optical components and systems production capacity and capability in North America, the United Kingdom and Australia. Cash outlays related to this announcement will continue in 2001 as expansion occurs in a manner that is consistent with growth in the optical networking market. (See also “Developments in 2001”.) The net increase in long-term receivables during the period was approximately $358, primarily attributable to increased funding of customer financings. Proceeds from sales of businesses and investments were $1,633. The proceeds related primarily to the sale of a portion of our share ownership in Entrust for aggregate proceeds of $527 and the divestiture of certain manufacturing operations and assets for aggregate proceeds of $929.

     Cash flows generated from financing activities were $272 for the year ended December 31, 2000. Cash flows resulted from the issuance of our common shares, primarily related to the exercise of stock options prior to May 1, 2000, and net increases in notes payable during the period, partially offset by dividends paid on common shares prior to May 1, 2000.

     As at December 31, 2000, the Company and one of its subsidiaries, Nortel Networks Capital Corporation, had the ability to offer from time to time up to an aggregate of $2,500 of debt securities and warrants to purchase debt securities, pursuant to a shelf registration statement filed with the United States Securities and Exchange Commission. On February 8, 2001, the Company completed an offering of $1,500 of 6.125 percent notes to mature on February 15, 2006. The notes will pay interest on a semi-annual basis on February 15 and August 15, beginning on August 15, 2001. The notes are redeemable, at any time at our option, at a redemption price equal to the principal amount plus accrued and unpaid interest and a “make-whole” premium. The net proceeds from the sale of the notes will be used by the Company and our affiliates for general corporate purposes.

     Additionally, the Company has also filed in each of the provinces of Canada a short form prospectus under the Canadian shelf prospectus program qualifying it to issue up to $500 (Canadian) of debt securities and warrants to purchase debt securities. This program will expire on February 23, 2002.

     On April 12, 2000, the Company and Nortel Networks Inc. entered into new 364-day syndicated credit agreements, which permit borrowings in an aggregate amount not to exceed $1,250, and new five-year syndicated credit agreements, which permit borrowings in an aggregate amount not to exceed $750. (See also “Developments in 2001”.)

     The total debt to total capitalization ratio of the Company was 9 percent at December 31, 2000, compared to 9 percent at December 31, 1999. The total debt to total capitalization ratio, after giving effect to the note offering of $1,500 described above, would have been 16 percent as at December 31, 2000 on a pro forma basis.

     The competitive environment in which we operate has required in the past, and we expect may continue to require in the future, that we, and many of our principal competitors, provide significant amounts of medium-term and long-term customer financing. Customer financing arrangements may include financing in connection with the sale of our products and services, as well as funding for certain non-product and service costs associated with network installation and integration of our products and services, and financing for working capital purposes and equity financing. At December 31, 2000, we had entered into certain financing agreements of which the remaining future provision of unfunded customer financing was up to approximately $4,100.

     We expect to continue to hold certain current customer financing obligations for longer periods prior to any possible placement with third-party lenders, due to, among other factors, recent economic uncertainty in various countries, current capital market conditions, adverse changes in the credit ratings of our customers or ourselves, and reduced demand for telecommunications financings in capital and bank markets. In addition, specific risks associated with customer financing, including the risks associated with new technologies, new network construction, market demand and competition, customer business plan viability and funding risks, may require us to hold certain customer financing obligations over a longer term. There can be no assurance that we will be able to place any of our current, or future, customer financing obligations with third-party lenders on terms that we find acceptable.

     As well, recently certain of our customers, including competitive local exchange carriers, have filed for bankruptcy or have been experiencing financial difficulties. Should customers fail to meet their customer financing obligations to us, we could experience reduced cash flows and losses in excess of provisions. We review the levels of our customer financing provisions on a regular basis. In addition to being increasingly selective in providing customer financing, we have various programs in place to monitor and mitigate customer credit risk, including performance milestones, other conditions of funding, and active customer financing portfolio reviews. Management is focused on the strategic use of our limited customer financing capacity, on revolving that capacity as quickly and efficiently as possible, and on managing the absolute dollar amount of our customer financing obligations. However, there can be no assurance that such measures will reduce our exposure to customers’ credit risk.

     As part of the selective use of our customer financing capacity, we may provide customer financing in the future for such customer requirements as turnkey construction of new networks, particularly third generation, or 3G, wireless operators. We anticipate that, due to current capital market conditions, we will be required to directly support a significantly greater amount of such financings compared to our past experience, in which we have traditionally been able to place a large amount of our customer financing obligations with third-party lenders. We will continue to seek to arrange for third-party lenders to assume our customer financing obligations and to fund other customer financings from working capital and conventional sources of external financing in the normal course.

     Any unexpected developments in our customer financing arrangements could have a material adverse effect on our business, results of operations, and financial condition.

     We have entered into supply contracts with customers for products and services, which in some cases involve new technologies currently being developed, or which we have not yet commercially deployed, or which require us to build and operate networks on a turnkey basis. We have also entered into network outsourcing contracts with customers to operate their networks. These supply and network outsourcing contracts may contain delivery and installation timetables, performance criteria and other contractual obligations which, if not met, could result in our having to pay substantial penalties or liquidated damages, the termination of the related supply or network outsourcing contract, and/or the reduction of shared revenues under a turnkey arrangement. Any unexpected developments in these supply and outsourcing contracts could have a material adverse effect on our business, results of operations, and financial condition.

     We believe that our current cash and cash equivalents, cash generated from operations, proceeds from the debt offering, potential proceeds from the sale of non-core businesses and/or investments, additional unused sources of cash available to us as outlined above and other conventional sources of external financing would satisfy our expected working capital, capital expenditure, and investment requirements through at least the next twelve months. However, there can be no assurance that our cash requirements will not be greater than we currently expect. See “Forward-looking statements” for factors which may affect our cash flows and debt levels. (See also “Developments in 2001”.)

Market risk

     Market risk represents the risk of loss that may impact our consolidated financial statements through adverse changes in financial market prices and rates. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. To manage the risk from these fluctuations, we enter into various derivative-hedging transactions that we have authorized under our policies and procedures. We maintain risk management control systems to monitor market risks and counter-party risks. These systems rely on analytical techniques including both sensitivity analysis and value-at-risk estimations. We do not hold or issue financial instruments for trading purposes.

     For a discussion of our accounting policies for derivative financial instruments, see significant accounting policies in note 2(m), and additional disclosure of our financial instruments is included in note 20, to the audited consolidated financial statements and note 18 for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

     We manage foreign exchange exposures using forward, cross currency swap, and option contracts to hedge firm sale and purchase commitments. Our most significant foreign exchange exposures are in the Canadian dollar, the United Kingdom pound, and the Euro. We enter into United States to Canadian dollar forward, option, and cross currency coupon swap contracts intended to hedge the United States to Canadian dollar exposure on future revenue and expenditure streams. We recognize the gains and losses on these contracts in income when the hedged transaction occurs.

     We continue to expand our business globally and, as such, an increasing proportion of our business will be denominated in currencies other than United States dollars. As a result, fluctuations in foreign currencies may have a material impact on our business, results of operations, and financial condition. We endeavour to minimize the impact of such currency fluctuations through our ongoing commercial practices and by attempting to hedge our exposures to major currencies. In attempting to manage this foreign exchange risk, we identify operations and transactions that may have foreign exchange exposure based upon, among other factors, the excess or deficiency of foreign currency receipts over foreign currency expenditures in each of our significant foreign currencies. Our significant currency flows for the year ended December 31, 2000 were in United States dollars, Canadian dollars, United Kingdom pounds, and the Euro. For the year ended December 31, 2000, the net impact of foreign exchange fluctuations was a gain of $10, compared to losses of $93 and $86, for 1999 and 1998, respectively. Given the devaluation of the Euro in 2000, and our exposure to other international markets, we continuously monitor all of our foreign currency exposures. We cannot predict whether we will incur foreign exchange losses in the future; however, if significant foreign exchange losses are experienced, they could have a material adverse effect on our business, results of operations, and financial condition.

     We manage interest rate exposures using a diversified portfolio of fixed and floating rate instruments denominated in several major currencies. We manage these exposures using interest rate swaps and cross currency swaps, which reduce our cost of financing and the fluctuations in the aggregate interest expense. We book net settlements on these swap instruments as adjustments to interest expense.

     We use sensitivity analysis to measure our foreign currency risk by computing the potential decrease in cash flows that may result from adverse changes in foreign exchange rates. The sensitivity analysis includes cash, short-term and long-term debt, and derivative instruments held at December 31, 2000 and 1999. The underlying cash flows that relate to the hedge of firm commitments are not included in the analysis. As at December 31, 2000 and 1999, based on a one-year time horizon, a ten percent adverse change in the exchange rates would result in a potential decrease in after-tax cash flows of approximately $86 and $23, respectively. This potential decrease would result primarily from our exposure to the Canadian dollar, the United Kingdom pound, and the Euro.

     We also use sensitivity analysis to measure our interest rate risk. As at December 31, 2000 and 1999, a 100 basis point adverse change in interest rates would not have a material effect on our business, results of operations, and financial condition.

Legal proceedings

     This section has been updated to include legal developments affecting Nortel Networks subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the United States Securities and Exchange Commission on March 13, 2001, to the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the United States Securities and Exchange Commission on November 6, 2001.

     In connection with the January 28, 2000 acquisition of Qtera Corporation, currently an indirect subsidiary of the Company, Qtera and two of its employees were named as defendants in a lawsuit filed by Siemens ICN in the 15th Judicial Circuit for Palm Beach County, Florida. The lawsuit alleged various claims, including purported misappropriation of trade secrets. This dispute has been resolved to the satisfaction of the parties and without material adverse effect to Nortel Networks.

     Subsequent to Nortel Networks Corporation’s February 15, 2001 announcement in which Nortel Networks Corporation provided revised guidance for financial performance for the fiscal year and first quarter 2001, Nortel Networks Corporation and certain of its then current officers and directors have been named as defendants in more than twenty-five purported class action lawsuits. These lawsuits, which have been served through September 24, 2001 in the United States District Courts for the Eastern District of New York, for the Southern District of New York and for the District of New Jersey, and in the provinces of Ontario, Quebec, and British Columbia in Canada, on behalf of shareholders who acquired Nortel Networks Corporation’s securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of United States federal and Canadian provincial securities laws. Securities regulatory authorities in Canada and the United States are also reviewing these matters. In addition, a class action lawsuit was filed in the United States District Court for the Southern District of New York on behalf of shareholders who acquired the securities of JDS Uniphase Corporation between January 18, 2001 and February 15, 2001, alleging violation of the same United States federal securities laws as the other lawsuits. This case arose after the acquisition on February 13, 2001 by Nortel Networks Corporation of JDS Uniphase Corporation’s Zurich, Switzerland-based subsidiary, a designer and manufacturer of strategic 980 nanometer pump-laser chips, and related assets in Poughkeepsie, New York in exchange for common shares of Nortel Networks Corporation. On May 11, 2001, Nortel Networks Corporation filed motions to dismiss and/or stay in connection with the proceedings in Quebec primarily based on the factual allegations lacking substantial connection to Quebec and the inclusion of shareholders resident in Quebec in the class claimed in the Ontario lawsuit. On October 16, 2001, an order in the Southern District of New York was filed consolidating twenty-five of the related United States class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs. The order requires that the plaintiffs file a consolidated amended complaint within 30 days of the order and that the defendants respond 30 days thereafter. To date, no consolidated amended complaint has been filed by the plaintiffs.

     On February 12, 2001, Nortel Networks Inc., a subsidiary of the Company, was served with a consolidated amended class action complaint that purported to add Nortel Networks Corporation, as a defendant to a lawsuit commenced in July 2000 against Entrust, Inc. (formerly Entrust Technologies, Inc.) and two of its then current officers in the United States District Court of Texas, Marshall Division. This first complaint alleges that Entrust, two officers of Entrust, and Nortel Networks Corporation violated the Securities Exchange Act of 1934 with respect to certain statements made by Entrust. Nortel Networks Corporation is alleged to be a controlling person of Entrust. On April 6, 2001, Nortel Networks Corporation filed a motion to dismiss this first complaint against it. On July 31, 2001, the complaint was dismissed without prejudice. On August 31, 2001, two plaintiffs filed a second amended class action complaint against the same defendants asserting claims substantially similar to those in the first complaint. On September 21, 2001, Nortel Networks Corporation filed a motion to dismiss this second complaint. The motion is currently under consideration by the District Court.

     On March 4, 1997, Bay Networks, Inc., a company acquired by the Company on August 31, 1998, announced that some of its shareholders had filed two separate lawsuits against Bay Networks and ten of Bay Networks’ current and former officers and directors. Both lawsuits sought damages on behalf of a class of shareholders who purchased Bay Networks’ common shares during the period of May 1, 1995 through October 14, 1996. Shareholders filed one lawsuit in the United States District Court for the Northern District of California and alleged violations of the federal securities laws. In September 1998, the California District Court dismissed the plaintiffs’ complaint, granting leave for the plaintiffs to amend the complaint. In November 1998, the California District Court ordered a stay of the proceedings until the United States Court of Appeals for the Ninth Circuit rendered a decision regarding pleading standards in securities litigation in an unrelated case involving Silicon Graphics, Inc. After this decision was rendered on July 2, 1999 favourably to the defense, the plaintiffs filed a third amended complaint in December 1999, and the defendants filed a motion to dismiss on January 31, 2000. On August 17, 2000, the defendants’ motion to dismiss the federal complaint was granted and judgment in favour of defendants was entered August 18, 2000. On September 8, 2000, the plaintiffs filed a notice of appeal of that order and judgment. Briefing in the Ninth Circuit has been completed and oral arguments were held on July 11, 2001. On August 1, 2001, the Ninth Circuit denied the plaintiffs’ appeal. Plaintiffs filed the other lawsuit announced on March 4, 1997 in the California Superior Court, County of Santa Clara, alleging violations of the California Corporations Code. On April 18, 1997, a shareholder (represented by some of the same plaintiffs’ law firms as in the cases discussed above) filed a second lawsuit in the California Superior Court, alleging violations of the federal securities laws and California Corporations Code by Bay Networks and nine of its current and former officers and directors. The second action before the California Superior Court sought damages on behalf of a class of shareholders who acquired Bay Networks’ common shares pursuant to the registration statement and prospectus that became effective on November 15, 1995. In April 1998, the California Superior Court granted the defendants’ motion to consolidate the two state court actions and denied the plaintiffs’ motion for class certification. The plaintiffs in the consolidated California actions appealed the order denying class certification. On January 19, 2000, the California Court of Appeals affirmed the order denying the class certification. The plaintiffs filed a petition for review with the California Supreme Court which was denied. In February, 2000, new plaintiffs who allege to have been shareholders of Bay Networks during the relevant periods, filed a motion for intervention in the consolidated California Superior Court actions; they seek to become the representatives of a class of shareholders alleged in their complaint in intervention. The motion for intervention was granted on June 8, 2001 and the new plaintiffs filed their complaint in intervention on an individual and purported class representative basis alleging misrepresentations made in connection with the purchase and sale of securities of Bay Networks in violation of California statutory and common law. On June 18, 2001, defendants removed the consolidated state court actions to the California District Court on the grounds that the class claims asserted by the complaint in intervention are barred by Securities Litigation Uniform Standards Act. The defendants have filed a motion to dismiss that complaint while the various plaintiffs have sought to have the case remanded to the California Superior Court. On September 19, 2001, the defendants’ motion to dismiss was rejected and the plaintiffs’ motion to remand was granted. The defendants will appeal in the United States Court of Appeals for the Ninth Circuit with respect to the decisions in such motions.

     We are also a defendant in various other suits, claims, proceedings, and investigations arising in the normal course of business.

     We cannot determine our total aggregate amount of monetary liability or the financial impact of the above matters. We do not therefore know whether these actions, suits, claims, proceedings and investigations, which seek damages of material or indeterminate amounts, will, individually or collectively, have a material adverse effect on our business, results of operations, and financial condition. Unless we have otherwise noted, we and any of our named directors and officers and those of any of our subsidiaries intend to vigorously defend these actions, suits, claims, proceedings, and investigations.

Environmental matters

     For a discussion of Environmental matters, see “Environmental matters” in note 20 to the audited consolidated financial statements and notes for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

Employee benefit plans

     Effective May 1, 2000, Nortel Networks introduced a balanced capital accumulation and retirement program and an investor capital accumulation and retirement program, to substantially all of our employees. Those employees who were already a member of one of the existing defined benefit pension plans on May 1, 2000 were entitled to elect to transfer to either of the new programs or remain in the existing defined benefit pension plans, which subsequent to May 1, 2000 became known as the traditional capital accumulation and retirement programs.

     In addition, the introduction of the balanced and investor programs affected the post-retirement benefits other than pensions and post-employment benefits offered to employees. Such benefits are based on length of service and rates of compensation. Employees who elected to stay in the traditional programs maintained their existing company sponsored post-retirement benefits. Employees who selected the balanced program maintained their eligibility for post-retirement benefits at reduced company rates, while employees who selected the investor program maintained their eligibility for post-retirement benefits at their own personal cost.

     The introduction of these two new programs was part of our initiative to create a financial rewards package designed to meet the different needs of employees across our businesses and across geographies, as well as to form part of a comprehensive compensation and benefits portfolio that is more suitable for a high-technology company.

     For more detailed information on our employee benefit plans, see “Employee benefit plans” in note 16 to the audited consolidated financial statements and notes for the three years ended December 31, 2000, restated for discontinued operations and included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 8, 2001.

European monetary union and the Euro

     On January 1, 1999, eleven of the fifteen member states of the European Union adopted the Euro as their common legal currency and established fixed, irrevocable exchange rates between their legacy currencies and the Euro. A twelfth state (Greece) also adopted the Euro on January 1, 2001. Monetary policy for the twelve states (commonly known as “Euroland”), including money supply and official interest rates for the Euro, is the responsibility of the European Central Bank. Until 2002, parties may freely decide to conduct business in either a legacy currency or the cash-less Euro under the European Union principle of “no prohibition, no compulsion.” Euro notes and coins will be introduced on January 1, 2002, and legacy currencies will cease to be legal tender by July 1, 2002. Direct and indirect taxation within Euroland remains the responsibility of each member state. The introduction of the Euro has not led directly to any taxation changes within member states; however, further developments within the Economic and Monetary Union may include harmonization of some taxes. We will closely monitor any resulting impact on our business operations.

     Following the necessary modifications to our Information Technology systems in 1998, we have been conducting business with our customers and suppliers in both the Euro and legacy currencies during 1999 and 2000. We anticipate that the use of legacy currencies during 2001 will gradually decrease in favour of the Euro as our customers and suppliers modify their own accounting systems.

     All corporate entities in Euroland are required to switch their accounting base from legacy currencies to the Euro not later than January 1, 2002. In accordance with our normal programs of improvements to accounting systems, we have implemented software releases in Europe which include facilities to provide a seamless transition of our accounting base from legacy currencies to the Euro during the second half of 2001. The incremental costs relating to the change of accounting base will be minor and are not expected to have any material impact on our business, results of operations, and financial condition in 2001.

     Based on current public information and our own analysis, the development of the Economic and Monetary Union and the introduction of the Euro have not had, and are not expected to have, a material adverse effect on our existing or future business, results of operations, and financial condition.

Forward-looking statements

     These forward-looking statements have been updated based on the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the United States Securities and Exchange Commission on November 6, 2001.

     Certain information and statements contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this report, including statements containing words such as “could,” “expects,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” and similar expressions, are forward-looking statements. These address our business, results of operations, and financial condition, and include statements based on current expectations, estimates, forecasts, and projections about the operating environment, economies and markets in which we operate and our beliefs and assumptions regarding such operating environment, economies and markets. In addition, we or others on our behalf may make other written or oral statements which constitute forward-looking statements. This information and such statements are subject to important risks, uncertainties, and assumptions, which are difficult to predict. The results or events predicted in these statements may differ materially from actual results or events. Some of the factors which could cause results or events to differ from current expectations include, but are not limited to, the factors set forth below. Except as otherwise required by applicable securities laws, we disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Restructuring and our work plan. In response to changes in industry and market conditions, we have restructured, we are further restructuring, and we may continue to restructure our activities to more strategically realign our resources. Our work plan is based on certain assumptions regarding the cost structure of our business and the nature and severity of the current industry adjustment which may not prove to be accurate. Our work plan has involved the implementation of a number of initiatives to streamline our business and focus our investments on delivering key next-generation solutions, including discontinuing our access solutions operations, writing off tangible and intangible assets, and otherwise exiting businesses. There can be no assurance that our work plan will be sufficient in light of current or future capital markets and telecommunications and networking industry conditions. As well, there can be no assurance that we will not be required to refine, expand or extend our work plan, or that we will return to profitability as a result of our work plan. In addition, there can be no assurance that the reductions in employee positions and disposition of assets associated with our work plan have not impaired our ability to realize our current or future business objectives.

     There can be no assurance that the costs actually incurred in connection with restructuring actions will not be higher than the estimated costs of such actions. Additional restructuring actions may include assessing whether we should consider disposing of or otherwise exiting additional businesses and reviewing the recoverability of remaining tangible and intangible assets. Any decision to further limit investment or to dispose of or otherwise exit additional businesses may result in the recording of additional accrued liabilities for one-time or other charges such as workforce reduction costs, facilities reduction costs, asset write downs, and contractual settlements. Current and additional restructuring actions may result in further cash and/or non-cash charges, which could have a material adverse effect on our business, results of operations, and financial condition.

     Fluctuations in operating results, general industry, economic, and market conditions, and volatility. Our results of operations for any quarter or year are not necessarily indicative of results to be expected in future periods. Our future operating results may be affected by various trends and factors that must be managed in order to achieve favourable operating results. The inability to accurately forecast and manage these trends and factors could have a material adverse effect on our business, results of operations, and financial condition. Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

•	fixed costs and our ability to successfully complete programs on a timely basis to reduce our cost structure and streamline our operations;

•	our ability to focus our business on what we believe to be potentially higher growth, higher margin businesses, and to dispose of or exit other non-core businesses;

•	inherent uncertainties underlying the estimates and assumptions used in calculating asset valuations, changes in accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and other intangible assets;

•	our ability to implement our work plan without negatively impacting our relationships with our customers;

•	fluctuations in our current cash flows and our estimates of future cash requirements;

•	the impact of acquired businesses and technologies;

•	increased price and product competition in the networking industry;

•	the development, introduction and market acceptance of new technologies and integrated networking solutions, as well as the adoption of new networking standards;

•	variations in sales channels, product costs and the mix of products sold;

•	the size and timing of customer orders and shipments;

•	correctly sizing inventory levels; and

•	product development schedules, manufacturing capacity and lead times.

     In addition, there are trends and factors beyond our control which may affect our businesses. Such potential trends and factors include:

•	adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

•	adverse changes in the credit ratings of our customers, suppliers, and ourselves;

•	adverse changes in the conditions in our industry and the specific markets for our products;

•	the trend towards sales of integrated network solutions;

•	visibility to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of deployment, of our customers;

•	the amount of network capacity, sharing and/or acquisition of new and/or existing network capacity, and network capacity utilization rates, of our customers, and by our customers;

•	policies of our customers regarding utilization of single or multiple vendors for the products they purchase;

•	the overall trend toward industry consolidation and rationalization among customers, competitors and suppliers;

•	conditions in the broader market for communications, including data networking, computerized information access equipment and services, and the domestic or global economy generally;

•	geographic mix of revenues, and the associated impact on gross margins;

•	governmental regulation or intervention affecting communications or data networking;

•	the effects of war and acts of terrorism; and

•	other factors.

     We cannot assure you that the slowdown in capital spending by service providers will not affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending by service providers has created uncertainty as to market demand. As a consequence of these and the above factors, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. Any of the above factors could have a material adverse effect on our business, results of operations, and financial condition.

     General economic conditions, and specifically market conditions in the telecommunications and networking industry, in the United States and globally affect our business. Reduced capital spending and/or negative economic conditions in the United States, Europe, Asia, Latin America and/or other areas of the world could have a material adverse effect on our business, results of operations, and financial condition.

     Gross margins may be adversely affected by increased price competition, excess capacity, higher material or labour costs, warranty costs, obsolescence charges, loss of cost savings on future inventory purchases as a result of high inventory levels, introductions of new products, increased levels of customer services, changes in distribution channels, and changes in product and geographic mix. Lower than expected gross margins could have a material adverse effect on our business, results of operations, and financial condition.

     Senior management and employees. Competition for key positions and technical personnel in the high-technology industry is intense, despite current economic conditions. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel in a timely manner, particularly key members of senior management and in our key areas of potential growth. A key to attracting and retaining qualified employees is our ability to provide employees with the opportunity to participate in the potential growth of our business through such programs as stock option plans and employee investment plans, the value of which may be adversely affected by stock price volatility or negative stock price performance. We may also find it more difficult to attract or retain qualified employees due to our recent significant reductions in employee positions. In addition, if we have not properly sized our workforce and retained those employees with the appropriate skills, our ability to compete effectively may be adversely affected. There can be no assurance that we will be successful in attracting, retaining or recruiting qualified employees, including members of senior management, in the future and a failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

     Cash flows, liquidity, debt levels, and debt ratings. Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as levels of sales, timing and size of capital expenditures, timing of deliveries and collection of receivables, inventory levels, customer payment terms, customer financing obligations, and supplier terms and conditions. The inability to manage cash flow fluctuations resulting from such factors could have a material adverse effect on our business, results of operations, and financial condition.

     In order to finance our business we have incurred, or have entered into credit facilities allowing for drawdowns of, significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, including debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to certain sources of funding, including credit facilities, or lower than expected cash inflows could have adverse consequences on the operation of our business, including the following:

•	we may have difficulty borrowing money in the future, or accessing sources of funding, including credit facilities;

•	we may need to use a larger portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•	a high debt level, arduous or restrictive terms and conditions, or lower than expected cash inflows would make us more vulnerable to economic downturns and adverse developments in our business; and

•	if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products, sell assets, and/or forego business opportunities including acquisitions, research and development projects, or product design enhancements.

     Certain of our debt instruments are publicly rated by independent rating agencies. Our public debt ratings also affect our ability to raise debt, including our access to the commercial paper market, and to perform asset-based financings, as well as the cost and terms and conditions of debt and asset-based financings. Any negative developments regarding our cash flows, public debt ratings and/or our incurring significant levels of debt could have a material adverse effect on our business, results of operations, and financial condition.

     Voice and data convergence. We expect that data communications traffic will grow at a faster rate than the growth expected for voice traffic. We also expect that use of the Internet will continue to increase. We expect the growth of data traffic and the use of the Internet to have a significant impact on traditional voice networks, both wireline and wireless, and we believe that this will create market discontinuities, which will drive the convergence of data and telephony and give rise to the demand for Internet Protocol (or IP)-optimized networking solutions and third generation, or 3G, wireless networks. Many of our traditional customers have already begun to invest in data networking and/or in transitioning from voice to include data traffic. However, as a result of the recent changes in industry and market conditions, many of our customers have reduced their capital spending on telecommunications infrastructure. As well, we cannot be sure what the rate of such convergence will be due to the dynamic and rapidly evolving nature of the communications business, and the technology involved. Consequently, there is no assurance that the market discontinuities and the resulting demand for IP-optimized networking solutions or 3G wireless networks will continue to develop or any assurance as to the pace of that development. Certain events (including the availability of required new technologies and products or the evolution of other technologies) may occur which would affect the extent or timing of anticipated market demand or increase the demand for products based on other technologies and reduce the demand for IP-optimized networking solutions or 3G wireless networks. Continued reductions in capital spending on telecommunications infrastructure by our customers, or a lack of growth in the rate of data traffic, in the use of the Internet, or in demand for IP-optimized networking solutions or 3G wireless networks in the future, could have a material adverse effect on our business, results of operations, and financial condition.

     Costs of the business, and related factors. We must implement our work plan in a timely manner to adjust the costs of our business to reflect current and expected future economic conditions, market demands and revenues, and to achieve future profitability. We must also manage what we believe to be the potentially higher growth areas of our business and the non-core areas of our business effectively in light of current and future market demands and trends. In addition, in order for us to take advantage of the anticipated growth in demand for IP-optimized networking solutions, we have made, and may continue to make, strategic acquisitions, involving significant risks and uncertainties. These risks and uncertainties include:

•	the risk that the industry may develop in a different direction than anticipated and that the technologies we acquire do not prove to be those needed to be successful in the industry;

•	the risk that future valuations of acquired businesses may vary materially from the market price we paid for such businesses;

•	the generation of insufficient revenues by acquired businesses to offset increased operating expenses associated with such businesses;

•	the potential difficulties in completing in-process research and development projects;

•	the difficulties in integrating new products, businesses and operations in an efficient and effective manner;

•	the risk that our customers or customers of the acquired businesses may defer purchase decisions as they evaluate the impact of the acquisitions on our future product strategy;

•	the potential loss of key employees of the acquired businesses;

•	the risk that acquired businesses may divert the attention of senior management from the operation of our business; and

•	the risks of entering new markets in which we have limited experience and where competitors may have a stronger market presence.

     Our inability to successfully implement and/or refine our work plan on a timely basis, to operate and integrate significant acquired businesses, to manage the business effectively, or size our business appropriately could have a material adverse effect on our business, results of operations, and financial condition.

     Rapid technological change. The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. We expect our success to depend, in substantial part, on the timely and successful introduction of new products and upgrades and cost reductions of current products to address the operational speed, bandwidth, efficiency, and cost requirements of our customers, to provide our customers with new revenue-generation opportunities, to comply with emerging industry standards and to operate with products of other suppliers, and to address emerging market trends as well as competing technological and product developments carried out by others. The development of new, technologically advanced products, including IP-optimized networking solutions and 3G wireless networks, is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Investments in such development may result in expenses growing at a faster rate than revenues. There can be no assurance that we will successfully target new market opportunities, develop and commercialize new products in a timely manner, or achieve market acceptance for our new products. The success of new or enhanced products, including IP-optimized networking solutions and 3G wireless networks, depends on a number of other factors including the timely introduction of such products, market acceptance of new technologies and industry standards, competing product offerings, the pricing and marketing of such products, and the availability of funding for such networks. Products and technologies developed by our competitors may render our products obsolete. An unanticipated change in one or more of the technologies affecting telecommunications and data networking, or in market demand for products based on a specific technology, particularly lower than anticipated, or delays in, demand for IP-optimized networking solutions, particularly long-haul and metropolitan optical networking solutions, or 3G wireless networks, could have a material adverse effect on our business, results of operations, and financial condition if we fail to respond in a timely and effective manner to such changes.

     Competition. We participate in a highly volatile industry that is characterized by vigorous competition for market share and rapid technological development. Competition is heightened in periods of slow overall market growth. These factors could result in aggressive pricing practices and growing competition both from start-up companies and established competitors, and from well-capitalized computer systems and communications companies, which, in turn, could have a material adverse effect on our business, results of operations, and financial condition.

     Our principal competitors are large telecommunications equipment suppliers, such as Alcatel, Lucent Technologies Inc., Siemens Aktiengesellschaft, and Telefonaktiebolagat LM Ericsson, and data networking companies, such as Cisco Systems, Inc. and Avaya Inc. Other principal competitors include providers of wireless networking equipment, such as Nokia Corporation and Motorola, Inc., and providers of optical networking equipment, including Fujitsu Limited, Marconi plc, CIENA Corporation, and ONI Systems Corp. Since some of the markets in which we compete are characterized by the potential for rapid growth and, in certain cases, low barriers to entry and rapid technological changes, smaller niche market companies and start-up ventures are now and may become principal competitors in the future. We may also face competition from resales of used telecommunications equipment, including our own on occasion, by failed, downsized or consolidated high-technology enterprises and telecommunications service providers.

     One way to maximize market growth, enhance existing products and introduce new products is through acquisitions of companies, where advisable. These acquisitions or general market conditions may cause certain of our competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, creating even more powerful or aggressive competitors.

     We expect that we will face additional competition from existing competitors and from a number of companies that have entered or may enter our existing and future markets. Some of our current and potential competitors have greater financial (which includes the ability to provide customer financing in connection with the sale of its products), marketing and technical resources. Many of our current and potential competitors have also established, or may in the future establish, relationships with our current and potential customers. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could have a material adverse effect on our business, results of operations, and financial condition.

     International and emerging markets. We intend to continue to pursue international and emerging market growth opportunities. In many international markets, long-standing relationships between our potential customers and their local providers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuing international and emerging growth opportunities may require significant investments for an extended period before we realize returns on such investments, if any. Investments in international and emerging markets may result in expenses growing at a faster rate than revenues. Such projects and investments could be adversely affected by:

•	reversals or delays in the opening of foreign markets to new competitors;

•	trade protection measures;

•	exchange controls;

•	currency fluctuations;

•	investment policies;

•	restrictions on repatriation of cash;

•	nationalization of local industry;

•	economic, social and political risks;

•	taxation;

•	interest rates; and

•	other factors, depending on the country involved.

     Difficulties in foreign financial markets and economies, and difficulties experienced by foreign financial institutions, particularly in emerging markets, could adversely affect demand from customers in the affected countries. An inability to maintain or expand our business in international and emerging markets could have a material adverse effect on our business, results of operations, and financial condition.

     Foreign exchange. We continue to pursue business opportunities globally. Accordingly, an increasing proportion of our business may be denominated in currencies other than United States dollars. As a result, fluctuations in foreign currencies may have an impact on our business, results of operations, and financial condition. Our primary currency exposures are to Canadian dollars, United Kingdom pounds and the Euro. These exposures may change over time as we change the geographic mix of our global business and as our business practices evolve. For instance, if we increase our presence in emerging markets, we may see an increase in our exposure to such emerging market currencies, such as the People’s Republic of China renminbi. These currencies may be affected by internal factors, and external developments in other countries, which can have an adverse impact on a country’s currency. We will continue to monitor our exposure and we may hedge against these or any other emerging market currencies as we consider necessary.

     We try to minimize the impact of currency fluctuations through our ongoing commercial practices and by attempting to hedge our exposures to major currencies. In attempting to manage our foreign exchange risk, we identify operations and transactions that may have foreign exchange exposure based upon, among other factors, the excess or deficiency of foreign currency receipts over foreign currency expenditures in each of our significant foreign currencies. We continuously monitor all of our foreign currency exposures and, given our exposure to emerging markets, monitor the volatility in the foreign exchange markets. We cannot predict whether foreign exchange losses will be incurred in the future, and significant foreign exchange fluctuations may have a material adverse effect on our business, results of operations, and financial condition.

     Industry standards and intellectual property. Our industry is subject to uncertainty over adoption of industry standards and protection of intellectual property rights. Our success is dependent on our proprietary technology, which we rely on patents, copyrights, trademarks and trade secret laws to protect. While our business is global in nature, the level of protection of our proprietary technology provided by such laws varies by country. There can be no assurance that any of our issued patents will not be challenged, invalidated, or circumvented, or that any of our rights under issued patents will provide us with competitive advantages. There can be no assurance that patents will be issued from pending applications, or that claims in patents issued in the future will be sufficiently broad to protect our proprietary technology. As well, we or our subsidiaries may be subject to claims of intellectual property infringement or trade secret misappropriation, and there can be no assurance as to the outcome of any such claims or similar claims that may be asserted against our customers in connection with their use of our products. A failure by us to react to changing industry standards, lack of broadly-accepted industry standards, successful claims of intellectual property infringement or trade secret misappropriation against us or our customers, or a failure by us to protect our proprietary technology could have a material adverse effect on our business, results of operations, and financial condition.

     Rationalization and consolidation in the telecommunications industry. The telecommunications industry has experienced the consolidation and rationalization of industry participants and we expect this trend to continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants which have affected their ability to obtain financing or to fund capital expenditures. Some operators have experienced financial difficulty and have, or may, file for bankruptcy protection or be acquired by other operators. Other operators may merge and we and one or more of our competitors may each supply products to the companies that have merged or will merge. This rationalization/consolidation could result in our dependence on a smaller number of customers, purchasing decision delays by the merged companies and/or our playing a lesser role, or no longer playing a role, in the supply of communications products to the merged companies. In addition, various telecommunications equipment suppliers may enter into business combinations, or may be acquired by or sell a substantial portion of their assets to another competitor, resulting in accelerated product development, increased financial strength, or a broader base of customers, creating even more powerful or aggressive competitors. We may also see rationalization among equipment suppliers. The business failure of operators, competitors or suppliers may cause uncertainty among investors and the telecommunications market generally. Industry consolidation and rationalization could have a material adverse effect on our business, results of operations, and financial condition.

     Uncertainties of the Internet. There are currently few laws or regulations that apply directly to access or commerce on the Internet. We could be materially adversely affected by regulation of the Internet in any country where we operate in respect of such technologies as voice over the Internet, encryption technology and access charges for Internet service providers, as well as the continuing deregulation of the telecommunications industry. If a jurisdiction adopts such measures then we could experience both decreased demand for our products and increased costs of selling such products. Changes in laws or regulations governing the Internet and Internet commerce could have a material adverse effect on our business, results of operations, and financial condition.

     Customer financing and customer credit risk. The competitive environment in which we operate has required in the past, and we expect may continue to require in the future, that we, and many of our principal competitors, provide significant amounts of medium-term and long-term customer financing. Customer financing arrangements may include financing in connection with the sale of our products and services, as well as funding for certain non-product and service costs associated with network installation and integration of our products and services, and financing for working capital purposes and equity financing.

     We expect to continue to hold certain current customer financing obligations for longer periods prior to any possible placement with third-party lenders, due to, among other factors, recent economic uncertainty in various countries, current capital market conditions, adverse changes in the credit ratings of our customers or ourselves, and reduced demand for telecommunications financings in capital and bank markets. In addition, specific risks associated with customer financing, including the risks associated with new technologies, new network construction, market demand and competition, customer business plan viability and funding risks, may require us to hold certain customer financing obligations over a longer term. There can be no assurance that we will be able to place any of our current, or future, customer financing obligations with third-party lenders on acceptable terms.

     As well, recently certain of our customers, including competitive local exchange carriers, have filed for bankruptcy or have been experiencing financial difficulties. Should customers fail to meet their customer financing obligations to us, we could experience reduced cash flows and losses in excess of provisions. We review the levels of our customer financing provisions on a regular basis. In addition to being increasingly selective in providing customer financing, we have various programs in place to monitor and mitigate customer credit risk, including performance milestones, other conditions of funding, and active customer financing portfolio reviews. Management is focused on the strategic use of our limited customer financing capacity, on revolving that capacity as quickly and efficiently as possible, and on managing the absolute dollar amount of our customer financing obligations. However, there can be no assurance that such measures will reduce our exposure to customers’ credit risk.

     As part of the selective use of our customer financing capacity, we may provide customer financing in the future for such customer requirements as turnkey construction of new networks, particularly 3G wireless operators. We anticipate that, due to current capital market conditions, if we provide such customer financing in the future we will be required to directly support a significantly greater amount of such financings compared to our past experience, in which we have traditionally been able to place a large amount of our customer financing obligations with third-party lenders. We will continue to seek to arrange for third-party lenders to assume our customer financing obligations and to fund other customer financings from working capital and conventional sources of external financing in the normal course.

     Any unexpected developments in our customer financing arrangements could have a material adverse effect on our business, results of operations, and financial condition.

     Supply contracts, network outsourcing contracts, and turnkey arrangements. We have entered into supply contracts with customers for products and services, which in some cases involve new technologies currently being developed, or which we have not yet commercially deployed, or which require us to build and operate networks on a turnkey basis. We have also entered into network outsourcing contracts with customers to operate their networks. These supply and network outsourcing contracts may contain delivery and installation timetables, performance criteria and other contractual obligations which, if not met, could result in our having to pay substantial penalties or liquidated damages, the termination of the related supply or network outsourcing contract, and/or the reduction of shared revenues under a turnkey arrangement. Any unexpected developments in these supply and outsourcing contracts could have a material adverse effect on our business, results of operations, and financial condition.

     Component supply, manufacturing capacity, and inventories. Our ability to meet customer demand is, in part, dependent on us obtaining timely and adequate component parts from suppliers and internal manufacturing capacity. We work closely with our suppliers to meet increases in customer demand, when needed, and also manage our internal manufacturing capacity and inventory levels as required. However, there can be no assurance that we will not encounter component shortages in the future. In addition, our component and manufacturing services suppliers have experienced, and may continue to experience, a consolidation in the industry, which may result in fewer sources of components and greater exposure to the financial stability of our suppliers. Also, inventory purchases and commitments are based upon future sales forecasts. If inventory levels are higher than required to meet actual sales levels, obsolescence charges and loss of cost savings on future inventory purchases may result, adversely affecting gross margins. If product demand is less than our commitments to suppliers, we may need to renegotiate our commitment levels. A reduction or interruption in component supply or external manufacturing capacity, a significant increase in the price of one or more components, our inability to renegotiate supplier commitment levels, if necessary, or excessive inventory levels could have a material adverse effect on our business, results of operations, and financial condition or our relationships with our customers.

     Strategic alliances. We have entered into a number of strategic alliances with suppliers, developers, and members of our industry to facilitate product compatibility, encourage adoption of industry standards, or to offer complementary product or service offerings to meet customer needs. In some cases, we compete in business areas with companies with which we also have strategic alliances. If a member of a strategic alliance fails to perform its obligations, or if the relationship fails to develop as expected, we could experience delays in product availability or impairment of our relationships with our customers. Negative developments with respect to, or terminations of, strategic alliances could have a material adverse effect on our business, results of operations, and financial condition.

     Litigation. We are currently a defendant in over twenty-five class actions and other lawsuits as well as lawsuits in the normal course of our business. Litigation may be time consuming, expensive, and distracting from the conduct of our business, and the outcome of litigation may be difficult to predict. The adverse resolution of any specific lawsuit could have a material adverse effect on our business, results of operations, and financial condition.

Recent pronouncements

     These recent pronouncements have been updated based on the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the United States Securities and Exchange Commission on November 6, 2001.

     In October 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS 144, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, for the disposal of a segment of a business. We are required to adopt the provisions of SFAS 144 effective January 1, 2002. The Company has not yet determined the effect of the adoption of SFAS 144 on our business, results of operations or financial condition.

     In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, or SFAS 141, and SFAS No. 142, “Goodwill and Other Intangible Assets”, or SFAS 142, effective for fiscal years beginning after December 15, 2001. SFAS 141 transitional rules require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. As a result, the pooling-of-interests method is now prohibited. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach and, as a result, the amortization of goodwill will cease upon adoption of this Statement on January 1, 2002. However, goodwill and intangible assets with an indefinite life will not be amortized for any acquisitions completed after June 30, 2001.

     The adoption of SFAS 141 will not have an impact on our business, results of operations, or financial condition. The Company will be performing the first of the required impairment tests under SFAS 142 during 2002 and has not yet determined the effect of adoption on our business, results of operations, or financial condition.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     See “Market risk” in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2000, Restated for Discontinued Operations”.